Exhibit 4.1

Execution Version

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (as amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 13, 2024, is by and between Genasys Inc., a Delaware corporation, as Borrower (the “Company”), and Issuer Direct Corporation as warrant agent (together with its successors and assigns, the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement (defined below).

RECITALS

WHEREAS, the Company has entered into that certain Term Loan and Security Agreement (the “Loan Agreement”), dated as of May 13, 2024, by and among the Company (“Borrower”), the Guarantors party thereto, the Lenders party thereto from time to time, and Cantor Fitzgerald Securities, as administrative and collateral agent for the Lenders, pursuant to which the Lenders agreed to lend to the Borrower an aggregate of $15,000,000; and

WHEREAS, in connection with the transactions contemplated by the Loan Agreement, on the Closing Date, pursuant to an exemption from registration provided by Section 4(a)(2), and Rule 506 thereunder, of the Securities Act, the Company is issuing to the Initial Lenders an aggregate of 3,068,182 warrants (the “Warrants”), with each Warrant entitling the holder thereof to purchase one share of Common Stock (as may be adjusted in accordance herewith, the “Warrant Shares”); and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and may be exercised and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the registered holders of the Warrants (the “Holders”); and

WHEREAS, the Company desires for the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants and other matters as provided herein; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated in this Section 1.1.

(a)            “30-Day Average VWAP” means the average VWAP for the thirty (30) preceding Trading Days

(b)          “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Article V) of shares of Common Stock that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(c)           “Affiliate” means, with respect to any specified Person, at any time, a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person at such time. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean (i) the direct or indirect ownership of more than 50% of the total voting power of securities or other evidences of ownership interest in such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

(d)            “Aggregate Warrant Exercise Price” means, with respect to a Warrant, the product of the Exercise Price multiplied by the number of Warrant Shares issuable upon exercise thereof.

(e)            “Applicable Procedures” means, with respect to any transfer or exchange of, or exercise of any Warrants evidenced by, any Global Warrant Certificate, the rules and procedures of the Depository that apply to such transfer, exchange or exercise.

(f)            “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(g)           “Black Scholes Value” means the value of the unexercised Warrants subject to a Put Notice or a Call Notice at the time such Put Notice or Call Notice is delivered, which value is to be calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day that the Put Notice or Call Notice is delivered and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the Fair Market Value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date that the Put Notice or Call Notice is delivered, (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the Warrants as of the date that a Put Notice or Call Notice is delivered and (2) the remaining term of the Warrants as of the date of consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the 90 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction, (B) the consummation of the applicable Fundamental Transaction and (C) in the case of the exercise of a Put Right, the date on which the applicable Holder was first notified by the Company in writing of the execution and delivery of a definitive agreement with respect to the applicable Fundamental Transaction.

(g)           “Bloomberg” means Bloomberg Financial Markets or, to the extent Bloomberg Financial Markets is not in existence as of any date of determination, an equivalent, reliable reporting service reasonably acceptable to the Super-Majority Holders and the Company.

(h)            “Board” means the board of directors of the Company.

(i)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York, NY or San Diego, CA are authorized or required by law to remain closed.

(j)            “Closing Date” means the date of this Agreement (such date being the date of the consummation of the transactions contemplated by the Loan Agreement).

(k)           “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the Over the Counter Bulletin Board (the “Bulletin Board”) for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” (or any successor) by the OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price shall be the Fair Market Value.

(l)             “Common Stock” means (i) the Company’s shares of common stock, $0.00001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(m)          “Common Stock Equivalent” means any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

(n)           “Company Order” means a written request or order signed in the name of the Company by any two officers, at least one of whom must be its Chief Executive Officer, President, Chief Financial Officer, Treasurer, any Assistant Treasurer, Secretary, or any Assistant Secretary, and delivered to the Warrant Agent.

(o)           “Convertible Securities” means any capital stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(p)           “Definitive Warrant Certificate” means a Warrant Certificate in the form attached hereto as Exhibit A, registered in the name of the Holder thereof that is not held by the Depository or its nominee and does not bear the Global Warrant Legend.

(q)            “Depository” means DTC and its successors as depository hereunder.

(r)             “DTC” means The Depository Trust Company.

(s)            “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

(t)          “Excluded Issuance” means the issuance or deemed issuance of (i) shares of Common Stock, Options or Convertible Securities issued or issuable to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program or arrangement approved by the Board or the compensation committee of the Board; (ii) shares of Common Stock issued or issuable upon the conversion or exercise of Options or Convertible Securities issued prior to the Closing Date, if any, provided that neither the conversion price or exercise price nor number of shares issuable under such Options or Convertible Securities is amended, modified or changed after the Closing Date other than pursuant to the provisions of such Options or Convertible Securities as they exist as of the Closing Date; (iii) shares of Common Stock issued or issuable pursuant to any event for which adjustment is made pursuant to Article V; (iv) shares of Common Stock, Options or Convertible Securities issued or issuable pursuant to and as consideration for (A) the acquisition of another corporation or other entity by the Company, by merger, purchase of stock or other equity interests, purchase of substantially all of the assets or other reorganization approved by the Board, or (B) an acquisition of assets from another corporation or other entity approved by the Board; (v) shares of Common Stock, Options or Convertible Securities issued or issuable as consideration in connection with a strategic transaction or joint venture approved by the Board or (vi) shares of Common Stock issued upon the exercise of the Warrants.

(u)           “Fair Market Value” means (i) in the case of cash, the amount of such cash, (ii) in the case of a security, the Market Price of such security, or (iii) in the case of any consideration other than cash or securities, the amount as agreed between the Company and the Majority Holders; or if the Company and the Majority Holders do not agree on such amount within fifteen (15) Business Days, the fair value of such consideration as determined in good faith by the Board, notice of which shall be provided in writing to each Holder; provided, however, that if the Majority Holders object in writing to the fair value as determined by the Board within ten (10) Business Days after the Company gives written notice thereof to each Holder, the Company shall engage an independent, reputable appraiser selected in good faith by the Board, notice of whose selection shall be provided in writing to each Holder, to determine the fair value of such consideration (provided, however, that if the Majority Holders object in writing to the appraiser selected by the Board within ten (10) Business Days after the Company gives written notice of the selection to each Holder, the appraiser shall be selected jointly by the Company and the Majority Holders). The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)            “Form of Assignment” means a certificate in substantially the form attached hereto as Exhibit C accounting for the transfer of Warrants.

(w)         “Freely Tradable Shares” means any shares of capital stock which are eligible for resale by the Holders without limitation or restriction pursuant to an effective registration statement under the Securities Act covering the resale thereof and do not bear, and are not subject to, any restrictive legend, stop transfer of similar restriction.

(x)           “Fund” means any Person (other than a natural Person), fund, commingled investment vehicle or managed account that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

(y)          “Fundamental Transaction” means any of the following transactions, whether effected directly or indirectly in one or a series of related transactions: (i) any merger or consolidation of the Company with or into another person, (ii) any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, (iii) the consummation of any purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, (iv) any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange by the Company pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property and (v) the consummation of a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons; provided, however, only those transactions described in clauses (i), (iii) , (iv) and (v) that result in (a) a person or group (as such term is used in Section 13(d) of the Exchange Act) becoming beneficial owners of a majority of the outstanding Common Stock or (b) the holders of the Company’s outstanding Common Stock as of immediately prior to the transaction (or series of related transactions) beneficially owning less than a majority by voting power of the outstanding shares of common stock of the surviving or successor entity as of immediately after the transaction, shall be considered a Fundamental Transaction for purposes of Section 5.7.

(z)            “Global Warrant Certificate” means a Warrant Certificate deposited with or on behalf of and registered in the name of the Depository or its nominee, that bears the Global Warrant Legend and that has the “Schedule of Decreases of Warrants” attached thereto.

(aa)          “Global Warrant Legend” the legend substantially in the form set forth in Exhibit A hereto.

(bb)       “Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body with the right to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

(cc)          “Initial Holder Representation Letter” means a representation letter substantially in the form attached hereto as Exhibit D.

(dd)          “Lenders” means the lenders identified in the Loan Agreement.

(ee)          “Majority Holders” means Holders representing more than fifty percent (50%) of the Warrants then outstanding.

(ff)          “Market Price” as of a particular date means: (i) if the security is then listed on the Nasdaq or any other national securities exchange, the Closing Sale Price of one (1) share of such security on such exchange on the last Trading Day for such security prior to such date; (ii) if the security is then quoted on the Bulletin Board or any similar quotation system or association, the Closing Sale Price of one (1) share of such security on the Bulletin Board or such other quotation system or association on the last Trading Day for such security prior to the such date or, if no such Closing Sale Price is available, the average of the high bid and the low asked price quoted thereon on the last Trading Day for such security prior to such date; or (iii) if the security is not then listed on a national securities exchange or quoted on the Bulletin Board or such other quotation system or association, the fair value of one (1) share of such security as of such date, as agreed between the Company and the Majority Holders; provided, that, if the Company and the Majority Holders do not agree upon such fair value within fifteen (15) Business Days, the Market Price shall be the fair value of one (1) share of such security as determined in good faith by the Board, notice of which shall be provided in writing to each Holder; provided, however, that if the Majority Holders object in writing to the fair value as determined by the Board within ten (10) Business Days after the Company gives written notice thereof to each Holder, the Company shall engage an independent, reputable appraiser selected in good faith by the Board, notice of whose selection shall be provided in writing to each Holder, to determine the fair value of one (1) share of such security (provided, however, that if the Majority Holders object in writing to the appraiser selected by the Board within ten (10) Business Days after the Company gives written notice of the selection to each Holder, the appraiser shall be selected jointly by the Company and the Majority Holders). The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(gg)         “Nasdaq” means The NASDAQ Capital Market.

(hh)          “New Warrant Certificate” means a new Warrant Certificate issued in accordance with the terms of this Agreement and in substantially the form attached hereto as Exhibit A.

(ii)            “Notice of Exercise” means the exercise form for the election to exercise the Warrants in substantially the form attached hereto as Exhibit B.

(jj)            “Options” means any rights, warrants or options to subscribe for, convert or exchange into, or purchase or acquire shares of Common Stock or Convertible Securities.

(kk)         “Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

(ll)            “Principal Market” means, with respect to the Common Stock, the Nasdaq and, with respect to any other security, the principal securities exchange or trading market for such other security.

(mm)        “Securities Act” means the Securities Act of 1933, as amended from time to time.

(nn)        “Super-Majority Holders” means the Holders representing at least sixty-six and two-thirds percent (66 2/3%) of the Warrants then outstanding.

(oo)        “Trading Day” means, with respect to any security, any day on which such security is traded on the Principal Market, or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded, provided that “Trading Day” shall not include any day that the Common Stock is scheduled to trade for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such Trading Market or Quotation System (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time), unless such day is otherwise designated as a Trading Day in writing by the applicable Holder.

(pp)          “Transferee Representation Letter” means a representation letter substantially in the form attached hereto as Exhibit E.

(nn)        “VWAP” means, with respect to any security, for each Trading Day, the volume- weighted average sale price on the Principal Market as reported by, or based upon data reported by, Bloomberg through its “Volume at Price” function in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time or, if the Principal Market is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg or, if no volume-weighted average sale price is reported for such security by Bloomberg, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the Bulletin Board (or any successor) or in the OTCQB market or “pink sheets” (or any successor) by the OTC Markets Group, Inc.; provided, however, that if VWAP cannot be calculated for such security on such date in the manner provided above, the VWAP shall be the Fair Market Value of a share of Common Stock using a volume- weighted method as mutually determined by the Company and the Majority Holders, or if the Company and the Majority Holders do not agree upon such Fair Market Value within ten (10) Business Days, by a nationally recognized independent investment banking firm retained for this purpose by the Company and reasonably acceptable to the majority of the Lenders, the reasonable fees and expenses of which shall be paid by the Company. The determination of such investment banking firm shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(qq)          “Warrant Certificate” means a certificate in substantially the form attached hereto as Exhibit A representing such number of Warrants as is indicated on the face thereof, which, for the avoidance of doubt, are either Global Warrant Certificates or Definitive Warrant Certificates.

Section 1.2 Rules of Construction. The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. References to “$” are to dollars in lawful currency of the United States of America.

ARTICLE II

APPOINTMENT OF WARRANT AGENT

Section 2.1 Appointment. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms and subject to the conditions set forth in this Agreement (and no implied terms or conditions), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and subject to the conditions set forth in this Agreement.

ARTICLE III

WARRANTS

Section 3.1 Original Issuance of Warrants. On the Closing Date, (a) one or more Global Warrant Certificates evidencing the Warrants shall be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, upon receipt of a Company Order and at the direction of the Company set forth therein, countersign and deliver such Global Warrant Certificates for original issuance to the Depository, or its custodian, for crediting to the accounts of the Lenders (or, subject to applicable securities laws, an Affiliate or Approved Fund of such Lender) pursuant to the Applicable Procedures of the Depository in effect on the Closing Date and (b) each Lender (or such Affiliate or Approved Fund of such Lender) shall (as a condition of receipt of the applicable Warrants) execute and deliver to the Company an Initial Holder Representation Letter. Except as otherwise set forth in this Agreement, the Global Warrant Certificates delivered to the Depository (or a nominee thereof) on the Closing Date shall be the only Warrant Certificates issued or outstanding under this Agreement. Each Warrant Certificate shall evidence the number of Warrants specified therein, and each Warrant evidenced thereby shall represent the right, subject to the provisions contained herein and therein, to purchase one share of Common Stock, subject to adjustment as provided in this Agreement.

Section 3.2 Form of Warrant Certificates. The Warrant Certificates evidencing the Warrants shall be in registered form only and substantially in the form set forth in Exhibit A hereto, shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements typed, stamped, printed, lithographed or engraved thereon (which does not impact the Warrant Agent’s rights, duties or immunities) as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed, or to conform to usage.

Section 3.3 Execution and Delivery of Warrant Certificates. Warrant Certificates evidencing the Warrants which may be countersigned and delivered under this Agreement are limited to Warrant Certificates evidencing an aggregate number of 3,068,182 Warrants except for Warrant Certificates countersigned and delivered upon registration of, transfer of, or in exchange for, or in lieu of, one or more previously countersigned Warrant Certificates pursuant this Agreement. The Warrant Certificates shall be executed, either by manual or facsimile signature, in the corporate name and on behalf of the Company by its Chief Executive Officer, President, Chief Financial Officer, Treasurer, or any Assistant Treasurer under corporate seal reproduced thereon and attested to by the Secretary or any Assistant Secretary of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be countersigned, either by manual or facsimile signature, by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company whose signature shall have been placed upon any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates may, nevertheless, be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such person had not ceased to be such officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company, although at the date of the execution of this Agreement any such person was not such officer.

Section 3.4             Global Warrant Certificates.

(a)            Subject to the Warrant Shares being registered for resale by the Company pursuant to an effective registration statement under the Securities Act pursuant to Section 4.17 below, each Global Warrant Certificate shall bear the Global Warrant Legend.

(b)          So long as a Global Warrant Certificate is registered in the name of the Depository or its nominee, members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Agreement with respect to the Warrants evidenced by such Global Warrant Certificate held on their behalf by the Depository or its custodian, and the Depository may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Warrants, and as the sole Holder of such Warrant Certificate, for all purposes. Accordingly, any such Agent Member’s beneficial interest in such Warrants will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depository or its nominee or its Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility or liability with respect to such records maintained by the Depository or its nominee or its Agent Members. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any security.

(c)            Any holder of a beneficial interest in Warrants evidenced by a Global Warrant Certificate registered in the name of the Depository or its nominee shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in the Warrants evidenced by such Global Warrant Certificate may be effected only through a book-entry system maintained by the Depository as the Holder of such Global Warrant Certificate (or its agent), and that ownership of a beneficial interest in Warrants evidenced thereby shall be reflected solely in such book-entry form.

(d)            Transfers of a Global Warrant Certificate registered in the name of the Depository or its nominee shall be limited to transfers in whole, and not in part, to the Depository, its successors, and their respective nominees except as set forth in Section 3.4(e). Interests of beneficial owners in a Global Warrant Certificate registered in the name of the Depository or its nominee shall be transferred in accordance with the Applicable Procedures of the Depository.

(e)            A Global Warrant Certificate registered in the name of the Depository or its nominee shall be exchanged for Definitive Warrant Certificates only if the Depository (i) has notified the Company that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act and (ii) a successor to the Depository registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Company within ninety (90) days or the Depository is at any time unwilling or unable to continue as Depository and a successor to the Depository is not able to be appointed by the Company within ninety (90) days. In any such event, each Global Warrant Certificate registered in the name of the Depository or its nominee shall be surrendered to the Warrant Agent for cancellation in accordance with this Agreement, and the Company shall execute, and the Warrant Agent shall countersign and deliver, upon the Company’s instruction, to each beneficial owner identified by the Depository, in exchange for such beneficial owner’s beneficial interest in such Global Warrant Certificate, Definitive Warrant Certificates evidencing, in the aggregate, the number of Warrants theretofore represented by such Global Warrant Certificate with respect to such beneficial owner’s respective beneficial interest. Any Definitive Warrant Certificate delivered in exchange for an interest in a Global Warrant Certificate pursuant to this Section 3.4(e) shall not bear the Global Warrant Legend. Interests in any Global Warrant Certificate may not be exchanged for Definitive Warrant Certificates other than as provided in this Section 3.4(e).

(f)            The holder of a Global Warrant Certificate registered in the name of the Depository or its nominee may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder of a Warrant Certificate is entitled to take under this Agreement or such Global Warrant Certificate.

(g)          Each Global Warrant Certificate will evidence such of the outstanding Warrants as will be specified therein and each shall provide that it evidences the aggregate number of outstanding Warrants from time to time endorsed thereon and that the aggregate number of outstanding Warrants evidenced thereby may from time to time be reduced, to reflect exercises or expirations. Any endorsement of a Global Warrant Certificate to reflect the amount of any decrease in the aggregate number of outstanding Warrants evidenced thereby, whether in the case of an exercise or in the case of expiration, will be made by the Warrant Agent.

(h)            The Company initially appoints DTC to act as Depository with respect to the Global Warrant Certificates.

(i)           Every Warrant Certificate authenticated and delivered in exchange for, or in lieu of, a Global Warrant Certificate or any portion thereof, in accordance with this Agreement, shall be authenticated and delivered in the form of, and shall be, a Global Warrant Certificate, and a Global Warrant Certificate may not be exchanged for a Definitive Warrant Certificate, in each case, other than as provided in Section 3.4(e). Whenever any provision herein refers to issuance by the Company and countersignature and delivery by the Warrant Agent of a new Warrant Certificate in exchange for the portion of a surrendered Warrant Certificate that has not been exercised, in lieu of the surrender of any Global Warrant Certificate and the issuance, countersignature and delivery of a new Global Warrant Certificate in exchange therefor, the Warrant Agent, on the Company’s instruction, may endorse such Global Warrant Certificate to reflect a reduction in the number of Warrants evidenced thereby in the amount of Warrants so evidenced that have been so exercised.

(j)             Beneficial interests in any Global Warrant Certificate may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Warrant Certificate in accordance with the Applicable Procedures.

(k)           At such time as all Warrants evidenced by a particular Global Warrant Certificate have been exercised or expired in whole and not in part, such Global Warrant Certificate shall, if not in custody of the Warrant Agent, be surrendered to or retained by the Warrant Agent for cancellation in accordance with this Agreement.

Section 3.5             Warrant Register.

(a)               The Warrant Certificates evidencing the Warrants shall be issued in registered form only.

(b)               The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuances, exercises, exchanges and cancellations of the Warrants, as well as all transfers in accordance with this Agreement. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant as the absolute owner of the Warrants represented thereby for the purpose of any exercise thereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

(c)             Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be: (i) duly endorsed and containing a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, or (ii) be accompanied by a written instrument of transfer in form satisfactory to the Company and the Warrant Agent, duly executed by the Holder thereof or his attorney duly authorized in writing, also containing a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. Further, to effect such transfer or exchange, all other necessary information or documentation shall be provided as the Warrant Agent may reasonably request.

(d)               The Warrant Agent shall, upon request of the Company from time to time, deliver to the Company such reports of registered ownership of the Warrants and such records of transactions with respect to the Warrants and the shares of Common Stock as the Company may reasonably request. The Warrant Agent shall, upon reasonable advance notice, also make available to the Company for inspection by the Company’s agents or employees, from time to time as the Company may reasonably request, such original books of accounts and records maintained by the Warrant Agent in connection with the issuance and exercise of Warrants hereunder, such inspections to occur during normal business hours.

(e)               The Warrant Agent shall keep copies of this Agreement and any notices given to Holders hereunder available for inspection, upon reasonable advance notice, by the Holders during normal business hours. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent reasonably may request.

ARTICLE IV

TERMS AND EXERCISE OF WARRANTS

Section 4.1            Exercise Price. Each Warrant shall entitle the registered Holder thereof, subject to the provisions of this Agreement and applicable law, the right to purchase from the Company one share of Common Stock (subject to adjustment from time to time as provided in Article V hereof), at a price of $2.53 per share (subject to adjustment from time to time as provided in Article V, the “Exercise Price”).

Section 4.2           Exercise Period; Expiration. The Warrants may be exercised by the Holder thereof, in whole or in part (but not as to a fractional Warrant or a fractional share of Common Stock), at any time and from time to time after the Closing Date and prior to 5:00 P.M., New York time on May 13, 2029 (such period, the “Exercise Period”). To the extent that a Warrant or portion thereof is not exercised prior to the expiration of the Exercise Period, such Warrant shall be automatically cancelled and will become permanently and irrevocably null and void with no action by any Person, and with no further rights hereunder or under any Warrant Certificate representing such Warrants, upon such expiration and the Holder of such Warrant shall not be entitled to any distribution, payment or other amount in respect of such Warrant.

Section 4.3             Method of Exercise. In order for a Holder to exercise all or any of the Warrants represented by a Warrant Certificate, the Holder thereof must (i) (x) in the case of a Global Warrant Certificate, deliver to the Warrant Agent a Notice of Exercise, setting forth the number of Warrants being exercised and, if applicable, whether cashless exercise is being elected with respect thereto, and otherwise properly completed and duly executed by the Holder thereof and deliver such Warrants by book-entry transfer through the facilities of the Depository to the Warrant Agent in accordance with the Applicable Procedures and otherwise comply with the Applicable Procedures in respect of the exercise of such Warrants or (y) in the case of a Definitive Warrant Certificate, at the office of the Warrant Agent, (I) deliver to the Warrant Agent a Notice of Exercise, setting forth the number of Warrants being exercised and, if applicable, whether cashless exercise is being elected with respect thereto, and otherwise properly completed and duly executed by the Holder thereof as well as any such other necessary information the Warrant Agent may reasonably require, and (II) surrender to the Warrant Agent the Definitive Warrant Certificate evidencing such Warrants; and (ii) pay to the Warrant Agent an amount equal to (x) all taxes required to be paid by the Holder, if any, pursuant to this Agreement prior to, or concurrently with, exercise of such Warrants and (y) except in the case of a cashless exercise, an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which the Warrants are being exercised (the “Aggregate Exercise Price”) in United States dollars, in case of (x) and (y), by wire transfer in immediately available funds, to the account of the Company at the Warrant Agent or such other account of the Company at such banking institution as the Company shall have given notice to the Warrant Agent and such Holder in accordance with this Agreement. The Company reserves the right to waive any of the conditions to any particular exercise of Warrants or any defects in the Notice(s) of Exercise with respect to any particular exercise of Warrants.

Section 4.4            Partial Exercise. If fewer than all the Warrants represented by a Warrant Certificate are exercised, (i) in the case of exercise of Warrants evidenced by a Global Warrant Certificate, the Warrant Agent shall cause the custodian of DTC to endorse the “Schedule of Decreases of Warrants” attached to such Global Warrant Certificate to reflect the Warrants being exercised and (ii) in the case of exercise of Warrants evidenced by a Definitive Warrant Certificate, such Definitive Warrant Certificate shall be surrendered and a new Definitive Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company. The Warrant Agent shall countersign the new Definitive Warrant Certificate, registered in such name or names, subject to the provisions of this Agreement regarding registration of transfer and payment of governmental charges in respect thereof, as may be directed in writing by the Holder, and shall deliver the new Definitive Warrant Certificate to the Person or Persons in whose name such new Definitive Warrant Certificate is so registered. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Definitive Warrant Certificates duly executed on behalf of the Company for such purpose.

Section 4.5             Cashless Exercise.

(a)          Notwithstanding any provisions in this Agreement to the contrary, the Holder of any Warrants may, at such Holder’s option, in such Holder’s Notice of Exercise pursuant to Section 4.3, elect to exercise Warrants, in whole or in part, by (i) in the case of Warrants evidenced by a Global Warrant Certificate, providing notice to the Warrant Agent pursuant to the Applicable Procedures and the Notice of Exercise; or (ii) in the case of Warrants evidenced by a Definitive Warrant Certificate, providing notice pursuant to the Notice of Exercise, in the case of (i) or (ii), that the Holder desires to exercise such Warrants or portion thereof by means of a “cashless exercise” in which such Holder, in lieu of paying to the Company the applicable Exercise Price by wire transfer in immediately available funds, may elect to receive a number of Warrant Shares equal to the value determined pursuant to the following formula (it being understood that any portion of the Warrants being exercised on such date that are not being exercised by means of a cashless exercise will not be affected by this calculation):

X = (A – B) * C / A

where:

(A) =         the 30-Day Average VWAP ending on the Trading Day immediately preceding the date the applicable Notice of Exercise is delivered to the Company pursuant to Section

4.3 hereof;

(B) =         the Exercise Price at the time of such exercise;

(C) =         the number of Warrant Shares issuable upon the exercise of the applicable Warrants being exercised, if such exercise were by means of a cash exercise rather than a cashless exercise; and

(X) =         the number of Warrant Shares to be issued to such Holder in respect of a cashless exercise of Warrants.

If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable via a cashless exercise. If Warrant Shares are issued in such a cashless exercise the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of the applicable Warrants, to the extent permitted in accordance with Section 3(a)(9) of the Securities Act. The Company agrees not to take any position contrary to this Section 4.5.

Section 4.6             Issuance of Common Stock.

(a)          Upon due exercise of Warrants evidenced by any Warrant Certificate in conformity with this Agreement, the Warrant Agent shall, when actions specified in this Article IV have been effected and satisfied, as applicable, deliver to the Company the Notice of Exercise received from such Holder, if applicable, deliver or deposit all funds in accordance with Section 4.3, and advise the Company by telephone at the end of such day of the amount of funds so deposited to its account. The Company shall thereupon, within one (1) Trading Day after any delivery of any Notice of Exercise and the Aggregate Exercise Price delivered prior to 12:00 noon Eastern Time and two (2) Trading Days after any delivery of any Notice of Exercise and the Aggregate Exercise Price delivered on or after 12:00 noon Eastern Time (such date, the “Warrant Share Delivery Date”), (i) determine the number of shares of Common Stock issuable pursuant to exercise of such Warrants pursuant to Section 4.9 or, if cashless exercise applies, Section 4.5 and (ii) (x) in the case of exercise of Warrants evidenced by a Global Warrant Certificate, deliver or cause to be delivered to the Recipient (as defined below) in accordance with the Applicable Procedures shares of Common Stock in book-entry form to be so held through the facilities of DTC in an amount equal to, or, if the Common Stock may not then be held in book-entry form through the facilities of DTC, duly executed certificates representing, or (y) in the case of exercise of Warrants evidenced by Definitive Warrant Certificates, execute or cause to be executed and deliver or cause to be delivered to the Recipient (as defined below) a certificate or certificates representing, in case of (x) and (y), the aggregate number of Warrant Shares issuable upon such exercise (based upon the aggregate number of Warrants so exercised), as so determined, together with an amount in cash in lieu of any fractional share(s), if the Company so elects pursuant to this Agreement. The Warrant Shares in book-entry form or certificate or certificates representing such Warrant Shares so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in the applicable Notice of Exercise and shall be registered or otherwise placed in the name of, and delivered to, the Holder or, subject to Section 4.14, such other Person as shall be designated by the Holder in such Notice of Exercise (the Holder or such other Person being referred to herein as the “Recipient”).

Section 4.7             Time of Exercise. Each exercise of a Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which each of the requirements for exercise of such Warrant specified in this Agreement, including, if applicable, payment of the Aggregate Exercise Price, have been duly satisfied. At such time, Warrant Shares in book-entry form or the certificates for the shares of Common Stock issuable upon such exercise as provided in Section 4.6 shall be deemed to have been issued and, for all purposes of this Agreement, the Recipient shall, as between such Person and the Company, be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which the applicable Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares.

Section 4.8             Cancellation of Warrant Certificates. Any Definitive Warrant Certificate surrendered for exercise shall, if surrendered to the Company, be delivered to the Warrant Agent. All Warrant Certificates surrendered or delivered to or received by the Warrant Agent for cancellation pursuant to this Section 4.8 or Section 3.4(e) or Section 3.4(k) shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Company. The Warrant Agent shall destroy any such cancelled Warrant Certificates and deliver its certificate of destruction to the Company, unless the Company shall otherwise direct in writing.

Section 4.9            Shares Issuable. The number of shares of Common Stock “obtainable upon exercise” of Warrants at any time shall be the number of shares of Common Stock into which such Warrants are then exercisable. The Company will confirm the number of shares issuable if so requested by the Warrant Agent. The number of shares of Common Stock “into which each Warrant is exercisable” shall be one share, subject to adjustment as provided in Article V.

Section 4.10          Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants, a number of shares of Common Stock equal to the aggregate Warrant Shares issuable upon the exercise of all outstanding Warrants. The Company shall take such actions as may be reasonably necessary to assure that all such shares of Common Stock may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party, any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable laws. The Company covenants that it will take such actions as may be reasonably necessary or appropriate in order that all Warrant Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be fully paid and non-assessable and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof.

Section 4.11         Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. If, the Company and Warrant Agent fail, for any reason or no reason, to deliver or cause to be delivered to the Holder the Warrant Shares in accordance with the provisions of Section 4.6 above on or before the Warrant Share Delivery Date, and if on or after the Warrant Share Delivery Date such Holder purchases (in an open market transaction or otherwise) or such Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by such Holder of shares of Common Stock which such Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three (3) Business Days after such Holder’s request and in such Holder’s sole discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to deliver such Warrant Shares shall terminate, or (ii) promptly honor its obligation to deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder and pay cash to such Holder in an amount equal to the excess, if any, of the such Holder’s total purchase price (including brokerage commissions, if any) for such shares of Common Stock so purchased over the product of (x) such number of shares of Common Stock multiplied by (y) the price at which the sell order giving rise to the Buy-In obligation was executed. Such Holder shall provide the Company with written or email notice indicating the amount payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence supporting the calculation of such amount. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the failure to timely deliver shares of Common Stock upon exercise of a Warrant as required pursuant to the terms hereof.

Section 4.12          Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon the exercise of a Warrant. As to any fraction of a share of Common Stock which a Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share of Common Stock. The Company shall provide funding to cover cash payment in lieu of fractional shares of Common Stock. The Warrant Agent shall have no obligation to make cash payments in lieu of fractional shares of Common Stock unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto. Each Holder, by its acceptance of Warrants, expressly waives its right to any fraction of a share of Common Stock upon its exercise of such Warrant(s).

Section 4.13          Close of Books. The Company shall not close its books against the transfer of any Warrants or any Warrant Shares in any manner which interferes with the timely exercise of such Warrants.

Section 4.14          Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to such Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company. The Company shall pay all fees required for same-day processing of any Notice of Exercise and all fees to the DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares. Notwithstanding the foregoing, in connection with the exercise of any Warrants, the Company shall not be required to pay any tax or other charge imposed in respect of any transfer involved in the Company’s issuance and delivery of shares of Common Stock (including certificates therefor) (or any payment of cash or other property in lieu of such shares) to any recipient other than the Holder of the Warrants being exercised (such tax or other charge, a “Non-Registered Holder Tax”), and in case of any such Non-Registered Holder Tax, the Warrant Agent and the Company shall not be required to issue or deliver any such shares (or cash or other property in lieu of such shares) until (a) such Non-Registered Holder Tax has been paid or an amount sufficient for the payment thereof has been delivered to the Warrant Agent or the Company or (b) it has been established to the Company’s and the Warrant Agent’s satisfaction that any such Non-Registered Holder Tax that is or may become due has been paid. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of Non-Registered Holder Taxes, unless and until the Warrant Agent is satisfied that all such Non-Registered Holder Taxes have been paid.

Section 4.15         Investment Unit Allocation. The Company agrees, and by acceptance of any Warrant, each initial Holder is deemed to have agreed, (i) that the Term Loan disbursed to the Borrower on the Closing Date and the Warrants issued on the Closing Date, taken together, comprise an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code, (ii) to treat the investment unit as issued by the Company for U.S. federal income tax purposes and (iii) to allocate the issue price of such investment unit among the Term Loan and the Warrants in proportion to their fair market value as of the Closing Date, in accordance with Treasury Regulations Section 1.1273-2(h). The Lenders shall determine in good faith the fair market value of the Warrants for purposes of allocating the issue price of the investment unit between the Term Loan and the Warrants, as described in clause (iii) above, notice of which shall be provided in writing to the Company; provided, however, that if the Company objects in writing to the fair market value as determined by the Lenders within ten (10) Business Days after the Lenders give written notice thereof, the Company shall engage an independent, reputable appraiser selected jointly by the Company and the Lenders, to determine such fair market value. The fees and expenses of such appraiser shall be paid by the Company. Unless otherwise required by applicable law, the Company agrees, and, by acceptance of any Warrant, each initial Holder is deemed to have agreed, to file all tax returns in a manner consistent with this Section 4.15.

Section 4.16          Holder’s Exercise Limitations. Unless otherwise agreed in writing by both the Company and the Holder, the Company shall not effectuate any exercise of a Warrant, and a Holder shall not have any right to exercise a Warrant, to the extent that such exercise would result in such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates, in each case, to the extent that such Affiliates and persons acting as a group are required to aggregate their beneficial ownership of Common Stock for purposes of Section 13(d) of the Exchange Act (“Attribution Parties”)), beneficially owning more than the percentage of Common Stock outstanding set forth on Schedule A attached hereto opposite the name of such Holder (or for the Affiliate of such Holder that elected such Holder receive Warrants) as its “Initial Beneficial Ownership Limitation” (subject to adjustment under this Section 4.16, such Holder’s “Beneficial Ownership Limitation”). For purposes of this Section 4.16, beneficial ownership and the determination of any group status shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (it being acknowledged and understood by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and that the Holder is solely responsible for the preparation of any schedules required to be filed in accordance therewith). To the extent that the limitations contained in this Section 4.16 apply to a Holder, the determination of whether any Warrants are exercisable, and the portion thereof that is exercisable in relation to other securities owned by such Holder and such Holder’s Attribution Parties, shall be in the discretion of the Holder and the submission of a Notice of Exercise shall be deemed to be a determination by such Holder in relation to other securities owned by such Holder and such Holder’s Attribution Parties that the Warrants set forth in the applicable Notice of Exercise are exercisable. Neither the Company, nor the Warrant Agent shall be required to independently confirm whether any exercise of any Warrant by a Holder would result in the violation by such Holder of its applicable Beneficial Ownership Limitation, and instead the Company and the Warrant Agent shall be able to rely for all purposes on a Notice of Exercise as such Holder’s determination and confirmation that such exercise set forth therein does not result in such Holder exceeding its Beneficial Ownership Limitation. Upon the written request of a Holder, the Company shall within two (2) Business Days confirm in writing to such Holder the number of shares of Common Stock then outstanding. A Holder, upon notice to the Company, may increase or decrease its Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the Common Stock outstanding and the provisions of this Section 4.16 shall continue to apply. Any change in the Beneficial Ownership Limitation will not be effective until the sixty- first (61st) day after such notice is delivered to the Company. The limitations contained in this paragraph shall apply to a successor holder of any Warrants which successor holder shall be subject to the same Beneficial Ownership Limitation as its transferor unless and until changed in accordance with this Section 4.16.

Section 4.17          No Warrant Share Legends. The Warrant Shares shall be registered for resale by the Company pursuant to an effective registration statement under the Securities Act as required pursuant to the Loan Agreement, thereafter, the Warrant Shares shall remain Freely Tradable Shares, and the Warrant Shares shall be issued upon exercise of the Warrants without restrictive legend unless the Holder is or has been an Affiliate of the Company and such legend is required by law.

Section 4.18           Cap on Shares of Common Stock. Notwithstanding anything herein to the contrary, the maximum number of Warrant Shares eligible to be issued in connection with the exercise of the Warrants upon adjustment in accordance Sections 5.3, 5.4 or 5.5 hereof, shall not exceed (i) 19.9% of the outstanding shares of Common Stock immediately prior to the initial entry into this Agreement, or (ii) 19.9% of the combined voting power of the then outstanding voting securities of the Company immediately prior to the initial entry into this Agreement (the “Share Cap”), unless the Company has previously obtained the approval of the Company’s shareholders under applicable rules and requirements of the Nasdaq for the issuance of shares of Common Stock in excess of the Share Cap (the “Shareholder Approval”), prior to issuing any Excess Shares (as defined below). In the event the number of shares of Common Stock to be issued to Holders hereunder in connection with the exercise of the Warrants exceeds the Share Cap, then the Company shall, in lieu of issuing such shares in excess of the Share Cap, pay the Holders the cash value of such shares of Common Stock which exceed the Share Cap (the “Excess Shares”), upon exercise of the applicable Warrants by the Holders thereof, with the value of each such Excess Share being the Fair Market Value thereof. For the sake of clarity, in the event Shareholder Approval has been received, or there is no limit on the number of Warrant Shares which may be issued under applicable Nasdaq rules pursuant to the terms of this Warrant Agreement, there shall be no Excess Shares, this Section 4.13 shall have no effect, and the requirement to pay cash for any Excess Shares shall apply only if, and to the extent that, the exercise of the Warrants would result in a number of Warrant Shares being issued in excess of the Share Cap. To the extent that any concurrent exercise of Warrants by multiple Holders results in the Share Cap being exceeded, the maximum number of Warrant Shares issuable without exceeding the Share Cap shall be issued pro rata to each exercising Holder. Nothing herein shall prevent or limit the Company’s ability to issue a number of Warrant Shares up to, but without exceeding, the Share Cap.

ARTICLE V

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES

Section 5.1            General. In order to prevent dilution of the rights granted under the Warrants, the Exercise Price and number of shares of Common Stock issuable upon exercise of each Warrant shall be subject to adjustment from time to time as provided in this Article V; provided, that if more than one subsection of this Article V is applicable to a single event, the subsection shall be applied that produces the largest adjustment in favor of the Holders and no single event shall cause an adjustment under more than one subsection of this Article V so as to result in duplication.

Section 5.2          Stock Dividends and Splits. If the Company, at any time while a Warrant is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of a Warrant), (b) subdivides outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case (i) the Exercise Price of each outstanding Warrant shall be increased or decreased to an amount determined by multiplying (x) the Exercise Price in effect immediately prior to such event by (y) a fraction, the numerator of which is the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event and (ii) the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be proportionately adjusted such that the Aggregate Warrant Exercise Price shall remain unchanged. Any adjustment made pursuant to this Section 5.2 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. In the event that such dividend or distribution is not so made, the Exercise Price and the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be readjusted, effective as of the date when the Board determines not to make such dividend or distribution, to the Exercise Price that would then be in effect and the number of Warrant Shares issuable upon exercise of each outstanding Warrant if such record date had not been fixed.

Section 5.3            Tender or Exchange Offer. If the Company, at any time while a Warrant is outstanding, makes any payment or distribution in respect of any tender offer or exchange offer for shares of Common Stock where the Fair Market Value of the consideration per share of Common Stock when paid or distributed by the Company exceeds the Market Price of a share of Common Stock actually acquired in such tender offer or exchange offer as of the Business Day immediately preceding the first public announcement of the tender offer or exchange offer (the aggregate excess amount for all Common Stock acquired in such tender offer or exchange offer, the “Excess Tender Amount”), then, and in each such case, (i) the Exercise Price of each outstanding Warrant shall be decreased to an amount determined by multiplying (x) the Exercise Price in effect immediately prior to the close of business on the expiration date of the tender offer or exchange offer by (y) a fraction, (1) the numerator of which is the positive difference of (A) the Market Price of a share of Common Stock on the Business Day immediately preceding the first public announcement of the tender offer or exchange offer minus (B) the quotient determined by dividing (I) the Excess Tender Amount by (II) the number of shares of Common Stock outstanding immediately after the expiration of the tender offer or exchange offer (after giving effect to the purchase or exchange of Common Stock) and (2) the denominator of which is the Market Price of a share of Common Stock on the Business Day immediately preceding the first public announcement of the tender offer or exchange offer and (ii) the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be proportionately adjusted such that the Aggregate Warrant Exercise Price shall remain unchanged. Such adjustment shall become effective immediately after any such exchange offer or tender offer is consummated.

Section 5.4            Adjustment of Exercise Price Upon Issuance of Shares of Common Stock. If the Company, at any time while a Warrant is outstanding, in each case, other than in an Excluded Issuance, grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 5.4    is deemed to have granted, issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share less than a price equal to the Exercise Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Exercise Price then in effect, the “Applicable Price” and such issuance, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price of each outstanding Warrant shall be reduced to an amount equal to the quotient determined by dividing (1) the sum of (I) the product of (x) the Applicable Price multiplied by (y) the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus (II) the aggregate consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the number of shares of Common Stock outstanding immediately after such Dilutive Issuance. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price under this Section 5.4), the following shall be applicable:

(a)           Issuance of Options. If the Company shall, at any time or from time to time after the Closing Date, in any manner (other than in an Excluded Issuance) grant, issue or sell or enter into any agreement to grant, issue or sell (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 5.4(d)) for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued as of the date of the granting, issuance or sale (or the date of execution of such agreement to grant, issue or sell, as applicable) of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under this Section 5.4), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of this Section 5.4) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 5.4(c), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock or of Convertible Securities upon exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of Convertible Securities issuable upon exercise of such Options. Simultaneously with any adjustment to the Exercise Price of the Warrants pursuant this Section 5.4(a), the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be proportionately adjusted such that the Aggregate Warrant Exercise Price shall remain unchanged.

(b)           Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Closing Date, in any manner (other than in an Excluded Issuance) grant, issue or sell or enter into any agreement to grant, issue or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 5.4(d)) for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities is less than the Applicable Price, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of the granting, issuance or sale (or the date of execution of such agreement to grant, issue or sell, as applicable) of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to this Section 5.4), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of this Section 5.4) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 5.4(c), no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities or the granting, issuance or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 5.4. Simultaneously with any adjustment to the Exercise Price of the Warrants pursuant this Section 5.4(b), the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be proportionately adjusted such that the Aggregate Warrant Exercise Price shall remain unchanged.

(c)           Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the consideration, if any, payable upon the conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 5.2, (ii) changes in conversion or exercise prices, as applicable, resulting from anti-dilution provisions contained in the instruments governing such securities which are in effect as of the Closing Date, and/or (iii) changes in conversion or exercise prices, as applicable, in respect of securities issued in an Excluded Issuance), then the Exercise Price then in effect shall be adjusted to an amount equal to the Exercise Price that would have been in effect had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5.4(c), if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the date hereof) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. Simultaneously with any adjustment to the Exercise Price of the Warrants pursuant this Section 5.4(c), the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be proportionately adjusted such that the Aggregate Warrant Exercise Price shall remain unchanged. No adjustment pursuant to this Section 5.4(c) shall be made if such adjustment would result in an increase of the Exercise Price of the Warrants or a decrease in the number of Warrant Shares.

(d)           Calculation of Consideration Received. If any Option, Convertible Security or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company, together comprising one integrated transaction, the aggregate amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such Options, Convertible Securities or Adjustment Rights, which portion shall be allocated based on the relative Fair Market Value of the applicable Options, Convertible Securities or Adjustment Rights and the other securities issued or sold or deemed to be issued or sold in connection therewith. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the Fair Market Value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the average VWAP of such securities during the five (5) consecutive Trading Day period applicable to such securities ending on the date immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.

(e)           Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them to (i) receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be), provided, that if before the distribution to its holders of Common Stock the Company legally abandons its plan to pay or deliver such dividend, distribution, subscription or purchase rights and, to the extent such plan is publicly disclosed, announces the abandonment of such plan, then thereafter the adjustment previously made in respect thereof shall be rescinded and annulled.

(f)           Treatment of Terminated Options or Convertible Securities. Upon the occurrence of any event (other than any event that (i) constitutes or occurs in connection with a Fundamental Transaction or (ii) involves the Company making any payment or providing any consideration to the holder of such Option or Convertible Security) that results in (x) the lapse of any unexercised Option (or any portion thereof) prior to the scheduled expiration date thereof or (y) the early termination of a conversion or exchange right with respect to any unconverted or unexchanged Convertible Security (or portion thereof), in each case, for which any adjustment was made pursuant to this Section 5.4, the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 5.4 to the Exercise Price which would have been in effect at the time of such lapse or early termination had such unexercised Option (or portion thereof) or unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such lapse or early termination, never been issued.

Section 5.5           Pro Rata Distributions. If the Company, at any time while a Warrant is outstanding, shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock (other than Common Stock) or other securities, assets, property or Options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any distribution made upon the consummation of a Fundamental Transaction to the extent included in the Alternate Consideration) (a “Distribution”), then, in each such case, effective immediately after the record date mentioned above, (i) the Exercise Price of each outstanding Warrant shall be decreased to an amount determined by subtracting the (x) then per share Fair Market Value at such record date of the portion of such Distribution applicable to one (1) outstanding share of the Common Stock from (y) the amount of such Exercise Price and (ii) the number of Warrant Shares issuable upon exercise of each outstanding Warrant shall be proportionately adjusted such that the Aggregate Warrant Exercise Price shall remain unchanged. The adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.

Section 5.6          Other Events. If the Company (or any subsidiary of the Company), at any time while a Warrant is outstanding, shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holders from dilution or if any event occurs of the type contemplated by the provisions of this Article V but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of a Warrant so as to protect the rights of the Holders, provided that no such adjustment pursuant to this Section 5.6 will increase the Exercise Price or decrease the number of Warrant Shares issuable upon exercise of a Warrant as otherwise determined pursuant to this Article V, provided further that if the Majority Holders provide written notice in accordance with Section 8.2 to the Company within twenty (20) Business Days after notice of such adjustment is given by the Company to each Holder in accordance with Section 5.8 that they do not accept such adjustments as appropriately protecting their interests hereunder against such dilution, then the Board and the Majority Holders shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

Section 5.7             Fundamental Transaction.

(a)          In the event of a Fundamental Transaction, the Warrants shall remain outstanding and each Holder shall have the right thereafter to receive, upon exercise of a Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of such Warrant (assuming such Holder failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or property receivable upon such Fundamental Transaction) (the “Alternate Consideration”). The Aggregate Warrant Exercise Price will not be affected by any such Fundamental Transaction, but, in the event of any such exercise occurring on or after the effectiveness of such Fundamental Transaction, the Company shall apportion the Aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of a Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Agreement prior to such Fundamental Transaction and shall, at the option of each Holder, deliver to such Holder in exchange for such Holder’s Warrants a security of the Successor Entity evidenced by a written instrument (reasonably satisfactory in form and substance to the Majority Holders) on substantially similar terms and substance to the Warrants which are exercisable for the Alternate Consideration (which, if the Alternate Consideration consists solely of capital stock of such Successor Entity (or its parent entity), shall represent a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Warrant Shares issuable upon exercise of the Warrants (without regard to any limitations on the exercise of the Warrants) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Warrants immediately prior to the consummation of such Fundamental Transaction)). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of, the Company and shall assume all of the obligations of the Company under this Agreement with the same effect as if such Successor Entity had been named as the Company herein.

(b)            Notwithstanding anything to the contrary contained herein, in the event of a Fundamental Transaction, the Company shall provide (or cause the Warrant Agent to provide) written notice (a “Fundamental Transaction Notice”) of a Fundamental Transaction to all Holders reasonably promptly after public announcement by the Company of the execution and delivery of a definitive agreement with respect to such Fundamental Transaction (and, in any event, not less than thirty (30) days prior to the consummation of such Fundamental Transaction), which notice shall include the date such Fundamental Transaction is expected to be consummated.

  (i)            Holder Put Right. At any time on or after a Holder’s receipt of a Fundamental Transaction Notice in accordance with Section 5.7(b) and before the third Business Day prior to the consummation of such Fundamental Transaction, each Holder shall have the right (the “Put Right”) to require the Company to repurchase any portion of the Warrants held by such Holder concurrently with the consummation of such Fundamental Transaction by delivering written notice to the Company (the “Put Notice”) indicating the portion of the Warrants held by the Holder to which the Put Notice applies. In the event a Holder exercises the Put Right in accordance with this Section 5.7(b)(i), the Company shall, concurrently with and subject to the consummation of the Fundamental Transaction, repurchase, or cause another party to such Fundamental Transaction to purchase, the Warrants to which the Put Notice applies for an amount in cash equivalent to the aggregate value of such Warrants as determined by the Black Scholes Value.

  (ii)        Company Call Right. At any time on or after the fifteenth (15th) day following the giving of a Fundamental Transaction Notice to all Holders of outstanding Warrants in accordance with Section 5.7(b) and before the third Business Day prior to the consummation of such Fundamental Transaction, the Company shall have the right (the “Call Right”) to repurchase the Warrants from all Holders thereof concurrently with the consummation of such Fundamental Transaction by delivering an irrevocable written notice of exercise of the Call Right to all Holders of the Warrants (the “Call Notice”) indicating the Company’s intent to exercise the Call Right concurrent with and subject to the consummation of such Fundamental Transaction. In the event the Company exercises the Call Right in accordance with this Section 5.7(b)(ii) the Company shall repurchase, or cause another party to such Fundamental Transaction to purchase, all of the unexercised Warrants for which a Notice of Exercise shall not have been delivered to the Company prior to the last Business Day preceding the consummation of such Fundamental Transaction for an amount in cash equivalent to the aggregate value of such Warrants as determined by the Black Scholes Value. Notwithstanding the foregoing, the Holders shall retain the right to exercise the Warrants subject to the Call Notice at any time prior to the last Business Day preceding the consummation of such Fundamental Transaction, and the Company covenants and agrees that it will honor all Notices of Exercise with respect thereto.

Section 5.8            Notice of Adjustments. Whenever the number and/or kind of Warrant Shares or the Exercise Price is adjusted as provided in this Agreement, the Company shall promptly (i) prepare and deliver to the Warrant Agent, or cause to be prepared and delivered by the Warrant Agent, a written statement setting forth the adjusted number and/or kind of shares issuable upon the exercise of Warrants, the Exercise Price of the Warrants after such adjustment, the facts requiring such adjustment, the computation by which the adjustment was made and the record date or the effective date of the event and adjustment, and (ii) cause the Warrant Agent to give written notice of the foregoing to each Holder in the manner provided in Section 8.2 below. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event or any adjustment therefrom. The Warrant Agent shall be fully protected in relying upon any such written notice delivered in accordance with this Section 5.8, and on any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such written notice.

Section 5.9           Calculations; Minimum Adjustments. All adjustment calculations under this Article V shall be made to the nearest one one-thousandth (1/1,000) of one cent ($0.01) or to the nearest one one-thousandth (1/1,000) of a share, as the case may be. For purposes of this Article V, subject to the adjustments set forth in Section 5.4(a) and Section 5.4(b), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding. No adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of a Warrant shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, respectively, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, respectively, or more.

Section 5.10          Form of Warrant After Adjustments. The form of Warrant Certificate need not be changed because of any adjustments in the Exercise Price or the number and/or kind of shares issuable upon exercise of the Warrants, and the Warrant Certificates theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated therein, as initially issued; provided, that such adjustments in the Exercise Price or the number and/or kind of shares issuable upon exercise of the Warrants pursuant to the terms of this Agreement shall nonetheless have effect upon exercise of the Warrants. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate or this Agreement (including the rights, duties, liabilities or obligations of the Warrant Agent), and any Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Warrant Certificate, may be in the form so changed.

ARTICLE VI

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

Section 6.1          No Rights or Liability as Stockholder. The Warrants do not entitle the Holders to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof, except as expressly set forth in herein. No provision thereof and no mere enumeration therein of the rights or privileges of the Holders shall give rise to any liability of any Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 6.2           Notice to Allow Exercise by Holder. If (a) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the Warrant Register, at least fourteen (14) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Agreement constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holders shall remain entitled to exercise the Warrants during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 6.3          Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in this Section 6.3, the Warrants and all rights hereunder are transferable by the Holders, in whole or in part, on the records of the Warrant Agent, subject to surrender of the applicable Warrant Certificate (if any) by the applicable Holder, by delivery of a Form of Assignment properly completed and duly signed, together with funds sufficient to pay any transfer taxes payable upon the making of such transfer, to the principal office of the Warrant Agent. Upon receipt of the foregoing, to the extent a Warrant Certificate is requested in writing by the transferee, the Company shall execute and deliver, or shall cause to be executed and delivered, one or more New Warrant Certificates evidencing the Warrants so transferred to the transferee and, to the extent a Warrant Certificate is requested by the transferor, a New Warrant Certificate evidencing the remaining portion of the Warrants not so transferred, if any, to the transferring Holder. Notwithstanding the foregoing, the Company shall not be required to effectuate a transfer that would result in the issuance of Warrants for the purchase of a fraction of a share of Common Stock. In connection with any transfer hereunder, the transferee’s acceptance of the transferred Warrants and (if applicable) the New Warrant Certificate shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a Holder of a Warrant. If requested by the Company or the Warrant Agent, in the event that the Warrants are not then covered under an effective registration statement under the Securities Act, the Holder and, where applicable, the transferee, shall, as a condition to the effectiveness of such transfer, provide the Company and the Warrant Agent, together with such Form of Assignment, with a duly executed Transferee Representation Letter or such information, confirmations and acknowledgements as are reasonably necessary for the Company and/or the Warrant Agent to confirm that an exemption from registration exists for such proposed transfer.

Section 6.4            Registration Rights. The Holders shall be entitled to the benefit of certain registration rights with respect to the Warrants and the Warrant Shares as set forth in the Loan Agreement.

Section 6.5          Lost, Stolen, Mutilated or Destroyed Warrant Certificates. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant Certificate or stock certificate, if mutilated, the Company or Warrant Agent will make and deliver a new Warrant Certificate or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant Certificate or stock certificate.

ARTICLE VII

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 7.1             Resignation, Removal, Consolidation or Merger of Warrant Agent.

(a)          Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent (which successor Warrant Agent may not be the Company or an Affiliate of the Company and must be reasonably acceptable to the Majority Holders) in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of a Warrant, then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. The Company may, at any time and for any reason, at no cost to the Holders, remove the Warrant Agent and appoint a successor Warrant Agent (which successor Warrant Agent may not be the Company or an Affiliate of the Company and must be reasonably acceptable to the Majority Holders) by written instrument signed by the Company and specifying such removal and the date when it is intended to become effective, one copy of which shall be delivered to the Warrant Agent being removed and one copy to the successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a Person organized and existing under the laws of the United States of America, or any state thereunder, in good standing. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

(b)          Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment, and (ii) cause written or email notice thereof to be delivered to each Holder at such Holder’s address or email address, as applicable, appearing on the Warrant Register.

(c)           Merger or Consolidation of Warrant Agent. Any Person into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

Section 7.2          Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a separate fee schedule to be mutually agreed upon by the Company and the Warrant Agent and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

Section 7.3           Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

Section 7.4             Liability of Warrant Agent.

(a)           Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(b)           Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

(c)          Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Article V hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

(d)          Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

ARTICLE VIII

MISCELLANEOUS

Section 8.1           Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Warrant Agent and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company, the Warrant Agent and the Holders, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.2           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; when received by the addressee if sent by a nationally recognized overnight courier; (b) on the date and time sent by email of a PDF document, with receipt acknowledged, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (c)    on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2).

(a)            If to the Warrant Agent, to: Issuer Direct Corporation, One Glenwood Avenue, Suite 1001, Raleigh, NC 27603, Attention: Julie Felix & Krista Riley, Email: julie.felix@issuerdirect.com, krista.riley@issuerdirect.com.

(b)           If to the Company, to: Genasys Inc., 16262 West Bernardo Drive, San Diego, California 92127, Attention: Chief Financial Officer, Email: dklahn@genasys.com.

(c)           If to the Holder of any Warrant, to the address or email address of such Holder as shown on the Warrant Register. Any notice required to be delivered by the Company to the Holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

Section 8.3            Counterparts. This Agreement may be executed in any number of original or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 8.4          Construction. This Agreement shall be deemed to be jointly drafted by the Company and the Warrant Agent and shall not be construed against any Person as the drafter hereof. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, Agreement.

Section 8.5            Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only pursuant to a written agreement signed by the Warrant Agent and the Company and consented to in writing by the Super-Majority Holders, provided that no such amendment or waiver shall, without the written consent of each Holder, (i) increase the Exercise Price or decrease the number of Warrant Shares receivable upon exercise of the Warrants held by such Holder, (ii) shorten the Exercise Period of any Warrants held by such Holder, (iii) modify any provision of Article V in a manner adverse to such Holder, (iv) change any of the provisions of this Section 8.5 or the definitions of “Majority Holders” or “Super-Majority Holders” or any other provision hereof specifying the number or percentage of Holders required to amend or waive any rights hereunder or make any determination or grant any consent hereunder or otherwise act with respect to this Agreement or any Warrants or (v) increase the obligations of such Holder or otherwise materially and adversely affect the rights and benefits of such Holder under this Agreement. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder by such party.

Section 8.6            No Inconsistent Agreements; No Impairment. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders in this Agreement. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company shall not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holders against impairment.

Section 8.7          Governing Law. This Agreement and each Warrant issued hereunder shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to conflicts of laws or principles thereof. The parties hereto agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, any state or federal court located in the City of New York, borough of Manhattan, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for notices to it contemplated by this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives any right it may have to, and agrees not to request, a trial by jury for the adjudication of any action brought by either party under or in relation to this Agreement.

Section 8.8            Remedies. Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

Section 8.9            Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 8.10          Binding Effect on Holders. By acceptance of any Warrant, each Holder acknowledges the terms of this Agreement and agrees to be bound hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned parties hereto as of the date first above written.

GENASYS INC.

By:	/s/ Richard S. Danforth
Name: Richard S. Danforth
Title: Chief Executive Officer

Signature Page to the Warrant Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned parties hereto as of the date first above written.

ISSUER DIRECT CORPORATION

By:	/s/ Julie Felix
Name: Julie Felix
Title: Senior Platform Specialist